EXHIBIT 10(gg)

THE SHERWIN-WILLIAMS COMPANY
2006 STOCK PLAN FOR NONEMPLOYEE DIRECTORS
(AMENDED AND RESTATED AS OF APRIL 20, 2016)

Restricted Stock Units Award Agreement

Grantee:	Date of Grant:
Aggregate Number of RSUs:

RSUs Vesting:	Date of Vesting:
RSUs Vesting:	Date of Vesting:
RSUs Vesting:	Date of Vesting:

1.     Grant of Restricted Stock Units. The Board of Directors (the “Board”) of The Sherwin-Williams Company (the “Company”) grants to you (“Grantee”) the aggregate number of Restricted Stock Units (the “RSUs”) set forth above in accordance with the terms hereof (this “Agreement”) and the terms of The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (Amended and Restated as of April 20, 2016) (the “Plan”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.
2.    Vesting of RSUs. (A) The RSUs shall become nonforfeitable (“Vest” or similar terms) to the extent of one-third of the RSUs after Grantee has continuously served as a member of the Board for one full year from the Date of Grant and additional one-third of the RSUs after each of the next two successive full years thereafter during which Grantee shall have continuously served as a member of the Board (the “Restriction Period”). Each one-year anniversary of the Date of Grant shall be the “Date of Vesting” for the portion of RSUs that become Vested on such date in accordance with the foregoing.
(B)    Notwithstanding Section 2(A) above, in the event of a “Change of Control” of the Company, as defined below, during the Restriction Period the full number of the RSUs shall immediately Vest.
3.    Change of Control. A “Change of Control” shall mean the occurrence of any of the following events:
(A)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding “Voting Stock” of the Company; provided, however, that:
(i)    for purposes of this Section 3, the following acquisitions will not constitute a Change of Control: (1) any acquisition of Voting Stock directly from Company that is approved by a majority of the “Incumbent Directors,” (2) any acquisition of Voting Stock by Company or any Subsidiary, (3) any acquisition of Voting Stock by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Company or any Subsidiary, and (4) any acquisition of Voting Stock by any Person pursuant to a “Business Transaction” that complies with clauses (1), (2) and (3) of Section 3(C) below;
(ii)    if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock as a result of a transaction described in clause (1) of Section 3(A)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock representing 1% or more of the then-outstanding Voting Stock, other than in an acquisition directly from Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change of Control; or
(iii)    a Change of Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock representing 1% or more of the then-outstanding Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by Company in which all holders of Voting Stock are treated equally; or
(iv)    if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock, then no Change of Control shall have occurred as a result of such Person’s acquisition; or
(B)    a majority of the Board ceases to be comprised of Incumbent Directors; or
(C)     the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (1) the Voting Stock outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (2) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Transaction, and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(D)    the consummation of the liquidation or dissolution of the Company, except pursuant to a Business Transaction that occurs under the circumstances described in clauses (1), (2) and (3) of Section 3(C).
For purposes of this Section 3, the terms (A) “Incumbent Directors” shall mean, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of such director, including any director nominated or elected to the Board pursuant to any proxy access procedures included in the Company’s organizational documents) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved and (B) “Voting Stock” shall mean the voting securities of the Company which have the right to vote in the election of members of the Board.
4.    Settlement of RSUs. Upon satisfaction of the Vesting requirements set forth in Section 2 or 5(A) hereof, and as soon as administratively practicable following (but no later than thirty (30) days following) the respective Date of Vesting or, if earlier, the otherwise applicable Vesting date, the Company shall issue Grantee one share of Common Stock free and clear of any restrictions for each Vested RSU. Notwithstanding any provision to the contrary in this Agreement, if a Change of Control occurs and such Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to the settlement of the Vested RSUs, Grantee is entitled to receive the corresponding payment in settlement of the Vested RSUs on the date that would have otherwise applied as though such Change of Control had not occurred.
5.    Termination of Rights to RSUs. Notwithstanding anything herein to the contrary:
(A)    On the date Grantee ceases to be a member of the Board at any time during the Restriction Period, any portion of the RSUs that are not Vested as of such date shall be forfeited and Grantee shall forfeit and lose all rights to any portion of the RSUs that are not Vested as of such date, except as otherwise provided below:
(i)    In the event of the death of Grantee during the Restriction Period, the full number of RSUs shall immediately Vest.
(ii)    In the event Grantee becomes “Disabled” due to sickness or bodily injury during the Restriction Period, the full number of RSUs shall immediately Vest. The term “Disabled” as used herein means permanent and total disability within the meaning of Treasury Regulations Section 1.409A-3(i)(4)(i)(A), as the same has been or may be amended from time to time.
(iii)    In the event Grantee ceases to be a member of the Board by reason of “Retirement,” all rights of Grantee hereunder shall continue as if Grantee had continued as a member of the Board, and the settlement of the Vested RSUs will occur at the same time they would have otherwise occurred pursuant to Sections 2 and 4 had the Grantee continued as a member of the Board through the applicable Date of Vesting or other Vesting date. The term “Retirement” as used herein means termination of

Grantee’s status as a member of the Board at or after attaining the age of sixty-five (65) or completing either five (5) years of service or five (5) one-year terms as a member of the Board by reason of resignation from the Board or by reason of not standing for reelection as a member of the Board.
(B)    In the event that Grantee knowingly or willfully engages in misconduct during the Restriction Period, which is materially harmful to the interests of the Company or a Subsidiary as determined by the Board, all rights of Grantee to the RSUs shall terminate.
6.    Dividend Equivalents; Other Rights. From and after the Date of Grant and until the earlier of (A) the time when any portion of the RSUs Vest and are settled in accordance with Section 4 hereof or (B) the time when Grantee’s rights to the RSUs are forfeited in accordance with Section 5 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, Grantee shall be entitled to a deferred cash payment equal to the value of the product of (x) the dollar amount of the cash dividend paid per share of Common Stock on such date and (y) the total number of RSUs covered hereby that have not been settled in shares by such date. Such dividend equivalents (if any) shall be paid in cash, and shall be subject to such other applicable terms and conditions (including payment or forfeitability) as the RSUs based on which the dividend equivalents were credited. The obligations of the Company hereunder will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock or cash, as the case may be, in the future, and the rights of Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company hereunder.
7.    No Shareholder/Voting Rights. Grantee will not be a shareholder of record and shall have no voting rights with respect to shares of Common Stock underlying an RSU prior to the Company’s issuance of such shares following the Date of Vesting or the otherwise applicable Vesting date.
8.    Transferability. During the Restriction Period, Grantee shall not be permitted to sell, transfer, pledge, encumber, assign or dispose of the RSUs.
9.    Withholding; Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the RSUs or the underlying shares of Common Stock, Grantee shall pay or make provision satisfactory to the Company for payment of all such taxes. Notwithstanding any other provision of this Agreement or the Plan, the Company shall not be obligated to guarantee any particular tax result for Grantee with respect to any payment provided to Grantee hereunder, and Grantee shall be responsible for any taxes imposed on Grantee with respect to any such payment.
10.    No Right to Future Awards or Service. The grant is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant and any related settlement or payments made to Grantee will not confer upon Grantee any right with respect to continuance of service as a member of the Board, nor will it interfere in any way with any right the Company would otherwise have to terminate Grantee’s service at any time.
11.    Nature of Grant. Grantee acknowledges that (A) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty and (B) in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the shares received upon settlement including (without limitation) any claim or entitlement resulting from termination of Grantee’s service as a member of the Board, and Grantee hereby releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the RSUs and this Agreement, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
12.    Severability. If any provision of this grant or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this grant and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
13.    Adjustments. The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by the RSUs and in the kind of shares covered thereby as the Board, in its sole discretion, may determine is equitably required to prevent dilution or enlargement of the rights of Grantee that otherwise would result from (A) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (B) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (C) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, shall provide in substitution for outstanding RSUs such alternative consideration (including cash), if any, as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all outstanding RSUs so replaced.
14.    Governing Law. This grant shall be governed by and construed with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
15.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third-party designated by the Company.
16.    Compliance with Section 409A of the Code. The award covered by this Agreement is intended to be excepted from coverage under, or compliant with, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”). Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, if the award is subject to the provisions of Section 409A (and not excepted therefrom), the provisions of this Agreement and the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Grantee agrees that the Company may, without the consent of Grantee, modify the Agreement to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payment or benefit from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be such to the imposition of taxes and/or interest thereunder. If, at the time of Grantee’s separation from service (within the meaning of Section 409A of the Code), (A) Grantee shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the settlement of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not settle such amount on the otherwise scheduled settlement date but shall instead settle it, without interest, on the first business day of the month after such six-month period. Notwithstanding the foregoing, the Company makes no representations and/or warranties with respect to compliance with Section 409A, and Grantee recognizes and acknowledges that Section 409A could potentially impose upon Grantee certain taxes and/or interest charges for which Participant is and shall remain solely responsible.
17.    Construction. This Agreement is made and granted pursuant to the Plan and is in all respects limited by and subject to the terms of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
18.    Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to this Agreement shall be subject to compliance by Grantee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which Company’s stock may be listed for trading at the time of such issuance.
19.    Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall no confer any rights or remedies upon any person other than the Company and Grantee and their respective heirs, representatives, successors and permitted assigns.
20.    Notice. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate office. Except to the extent electronic notice is authorized hereunder, any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at Grantee’s most recent address set forth in the Company’s records. All notices shall be deemed effective upon personal delivery (or electronic delivery to the extent authorized hereunder) or upon deposit in the U.S. mail, postage, prepaid and properly addressed to the party to be notified.